Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ironclad Performance Wear Corporation

Farmers Branch, Texas

We hereby consent to the incorporation by reference in the Registration Statements Form S-8 (Nos. 333-197355, 333-189258, 333-139210, 333-145855 and 333-176326) of Ironclad Performance Wear Corporation of our report dated March 16, 2015, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas

March 16, 2015